Chang G. Park, CPA, Ph. D.
 2667 CAMINO DEL RIO SOUTH PLAZA B  SAN DIEGO  CALIFORNIA 92108-3707?
 TELEPHONE (858)722-5953  FAX (858) 761-0341   FAX (858) 764-5480
 E-MAIL changgpark@gmail.com


October 8, 2008


To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of May 15, 2008 (except as to note 4 which is as of October 8, 2008) on the reviewed condensed consolidated financial statements of Cal
Alta Auto Glass, Inc. and Subsidiary as of March 31, 2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA